Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Clover Leaf Capital Corp. on Amendment No. 9 to Form S-4 (File No. 333-274851) of our report dated March 21, 2024, which includes an explanatory paragraph as to Clover Leaf Capital Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Clover Leaf Capital Corp. as of December 31, 2023 and 2022, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 22, 2024